                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                               CAREERBUILDER, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   141684 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IF FILED:

      [ ]  RULE 13d-1(b)

      [ ]  RULE 13d-1(c)

      [X]  RULE 13d-1(d)

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).









POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


----------------------                                        ------------------
CUSIP NO.: 141684 10 0                  13G                   Page 2 of 27 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        GE Capital Equity Investments, Inc. (06-1268495)
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        -------------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH
      REPORTING               -0-
     PERSON WITH:        -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
        Not applicable.
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------


----------------------                                        ------------------
CUSIP NO.: 141684 10 0                  13G                   Page 3 of 27 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        General Electric Capital Corporation (13-1500700)
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        -------------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH
      REPORTING               -0-
     PERSON WITH:        -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        Not applicable.
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------


----------------------                                        ------------------
CUSIP NO.: 141684 10 0                  13G                   Page 4 of 27 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        General Electric Capital Services, Inc. (06-119503)
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
        SHARES
     BENEFICIALLY             -0-
       OWNED BY          -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH:             -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not applicable.
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------


----------------------                                        ------------------
CUSIP NO.: 141684 10 0                  13G                   Page 5 of 27 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        General Electric Company (14-0689340)
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
        SHARES
     BENEFICIALLY             -0-
       OWNED BY          -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH:             -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not applicable.
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        -0-
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------


----------------------                                        ------------------
CUSIP NO.: 141684 10 0                  13G                   Page 6 of 27 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        National Broadcasting Company, Inc. (14-1682529)
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
        SHARES
     BENEFICIALLY             -0-
       OWNED BY          -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH:             -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not applicable.
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------


----------------------                                        ------------------
CUSIP NO.: 141684 10 0                  13G                   Page 7 of 27 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        National Broadcasting Company Holding Inc. (13-3448662)
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
        SHARES
     BENEFICIALLY             -0-
       OWNED BY          -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH:             -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not applicable.
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------


----------------------                                        ------------------
CUSIP NO.: 141684 10 0                  13G                   Page 8 of 27 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trustees of General Electric Pension Trust (14-6015763)
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
        SHARES
     BENEFICIALLY             -0-
       OWNED BY          -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH:             -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not applicable.
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        EP
--------------------------------------------------------------------------------


----------------------                                        ------------------
CUSIP NO.: 141684 10 0                  13G                   Page 9 of 27 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        General Electric Investment Corporation (22-2152310)
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
      NUMBER OF          6    SHARED VOTING POWER
        SHARES
     BENEFICIALLY             -0-
       OWNED BY          -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH:             -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not applicable.
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 10 of 27 Pages
----------------------                                       -------------------


Item 1(a).     NAME OF ISSUER:
               CAREERBUILDER, INC.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               11495 Sunset Hills Road
               Reston, Virginia  20190

ITEM 2(a).     NAME OF PERSON FILING:
               GE Capital Equity Investments, Inc. ("GECEII") General Electric Capital Corporation ("GECC") General Electric Capital Services, Inc. ("GECS") General Electric Company ("GE")
               National Broadcasting Company, Inc. ("NBC")
               National Broadcasting Company Holding, Inc. ("NBCH") General Electric Investment Corporation ("GEIC") General Electric Pension Trust ("GEPT")

               GECEII is a wholly-owned subsidiary of GECC, which is a wholly-owned subsidiary of GECS, which is a subsidiary of GE. NBC is a wholly-owned subsidiary of National Broadcasting Company Holding, Inc., which is a wholly-owned subsidiary of GE. GEIC is a wholly-owned subsidiary of GE, and is the investment manager of GEPT.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               GECEII:       120 Long Ridge Road, Stamford, Connecticut 06927
               GECC:         260 Long Ridge Road, Stamford, Connecticut 06927
               GECS:         260 Long Ridge Road, Stamford, Connecticut 06927
               GE:           3135 Easton Turnpike, Fairfield, Connecticut 06431
               NBC:          30 Rockefeller Plaza, New York, New York 10112
               NBCH:         30 Rockefeller Plaza, New York, New York 10112
               GEIC          3003 Summer Street, Stamford, Connecticut 06904
               GEPT          3003 Summer Street, Stamford, Connecticut 06904

ITEM 2(c).     CITIZENSHIP:
               GECEII:       Delaware
               GECC:         New York
               GECS:         Delaware
               GE:           New York
               NBC:          Delaware
               NBCH:         Delaware
               GEIC:         Delaware
               GEPT:         New York

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               Common Stock, par value $0.001 per share

ITEM 2(e).     CUSIP NUMBER:
               141684 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 11 of 27 Pages
----------------------                                       -------------------


ITEM 4.        OWNERSHIP.

        (a) - (c) The response of GECEII, GECC, GECS, GE, NBC, NBCH, GEIC, GEPT to Items 5, 6, 7,8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATIONS.

               Not Applicable

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 12 of 27 Pages
----------------------                                       -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 12, 2001
                                       -----------------------------------------
                                                          Date


                                       GE CAPITAL EQUITY INVESTMENTS, INC.


                                       By: /s/ JONATHAN K. SPROLE
                                          --------------------------------------
                                          Name:      Jonathan K. Sprole
                                          Title:     Managing Director

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 13 of 27 Pages
----------------------                                       -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 12, 2001
                                     -----------------------------------------
                                                        Date


                                     GENERAL ELECTRIC CAPITAL CORPORATION


                                     By:      /s/ JONATHAN K. SPROLE
                                        --------------------------------------
                                        Name:      Jonathan K. Sprole
                                        Title:     Department Operations Manager

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 14 of 27 Pages
----------------------                                       -------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 12, 2001
                                      ------------------------------------------
                                                        Date


                                      GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                      By:  /s/  JONATHAN K. SPROLE
                                         ---------------------------------------
                                         Name:      Jonathan K. Sprole
                                         Title:     Attorney-in-Fact

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 15 of 27 Pages
----------------------                                       -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 12, 2001
                                      ------------------------------------------
                                                        Date


                                      GENERAL ELECTRIC COMPANY


                                      By:   /s/ JONATHAN K. SPROLE
                                         ---------------------------------------
                                         Name:      Jonathan K. Sprole
                                         Title:     Attorney-in-Fact

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 16 of 27 Pages
----------------------                                       -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 12, 2001
                                         --------------------------------------
                                                         Date


                                         NATIONAL BROADCASTING COMPANY, INC.


                                         By:  /s/ ELIZABETH A. NEWELL
                                            ------------------------------------
                                            Name:      Elizabeth A. Newell
                                            Title:     Assistant Secretary

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 17 of 27 Pages
----------------------                                       -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 12, 2001
                                    --------------------------------------------
                                                        Date


                                    NATIONAL BROADCASTING COMPANY HOLDING, INC.


                                    By: /s/ ELIZABETH A. NEWELL
                                       -----------------------------------------
                                        Name:      Elizabeth A. Newell
                                        Title:     Assistant Secretary

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 18 of 27 Pages
----------------------                                       -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 12, 2001
                                       -----------------------------------------
                                                        Date


                                       GENERAL ELECTRIC INVESTMENT CORPORATION


                                       By: /s/ MICHAEL M. PASTORE
                                          --------------------------------------
                                          Name:      Michael M. Pastore
                                          Title:     Vice President

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 19 of 27 Pages
----------------------                                       -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 12, 2001
                                      -----------------------------------------
                                                       Date


                                      TRUSTEES OF GENERAL ELECTRIC PENSION TRUST


                                      By:  /s/  MICHAEL M. PASTORE
                                         --------------------------------------
                                         Name:      Michael M. Pastore
                                         Title:     Vice President

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 20 of 27 Pages
----------------------                                       -------------------

SCHEDULE LIST



    SCHEDULE NO.                   TITLE                      PAGE NO.
    ------------                   -----                      --------
         1            Joint Filing Agreement dated               21
                      February 12, 2001 among
                      GECEII, GECC, GECS, GE,
                      NBC, NBCH, GEIC and
                      GEPT

         2            Power of Attorney of General               23
                      Electric Company, dated as of
                      February 22, 2000, naming,
                      among others, Jonathan K.
                      Sprole as attorney-in-fact

         3            Power of Attorney of General               25
                      Electric Capital Services, Inc.,
                      dated as of February 22, 2000,
                      naming, among others,
                      Jonathan K. Sprole as attorney-
                      in-fact

         4            Trustees of General Electric               27
                      Pension Trust

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 21 of 27 Pages
----------------------                                       -------------------


                             JOINT FILING AGREEMENT

               This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by GE Capital Equity Investments, Inc. with respect to the Common Stock of Careerbuilder, Inc. Further, each of the undersigned agrees that General Electric Capital Corporation, by and of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G or any statements on Schedule 13G relating to Careerbuilder, Inc., which may be necessary or appropriate from time to time.

Date:  February 12, 2001


GE CAPITAL EQUITY INVESTMENTS, INC.


By:  /s/  JONATHAN K. SPROLE
   ---------------------------------------
      Name:  Jonathan K. Sprole
      Title: Managing Director


GENERAL ELECTRIC CAPITAL CORPORATION


By:  /s/  JONATHAN K. SPROLE
   ---------------------------------------
      Name:  Jonathan K. Sprole
      Title: Department Operations Manager


GENERAL ELECTRIC CAPITAL SERVICES, INC.


By:  /s/  JONATHAN K. SPROLE
   ---------------------------------------
      Name:  Jonathan K. Sprole
      Title: Attorney-in-Fact*


GENERAL ELECTRIC COMPANY


By:  /s/  JONATHAN K. SPROLE
   ---------------------------------------
      Name:  Jonathan K. Sprole
      Title: Attorney-in-Fact*

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 22 of 27 Pages
----------------------                                       -------------------

NATIONAL BROADCASTING COMPANY, INC.


By: /s/ ELIZABETH A. NEWELL
   ---------------------------------------
      Name:   Elizabeth A. Newell
      Title:  Assistant Secretary


NATIONAL BROADCASTING COMPANY HOLDING, INC.


By: /s/ ELIZABETH A. NEWELL
   ---------------------------------------
      Name:   Elizabeth A. Newell
      Title:  Assistant Secretary


TRUSTEES OF GENERAL ELECTRIC PENSION TRUST


By: /s/ MICHAEL M. PASTORE
   ---------------------------------------
      Name:   Michael M. Pastore
      Title:  Vice President


GENERAL ELECTRIC INVESTMENT CORPORATION


By: /s/ MICHAEL M. PASTORE
   ---------------------------------------
      Name:   Michael M. Pastore
      Title:  Vice President

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 23 of 27 Pages
----------------------                                       -------------------

                                  SCHEDULE III

                                POWER OF ATTORNEY


        The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

               Name of Attorney:            Joan C. Amble
                                            Nancy E. Barton
                                            Jeffrey S. Werner
                                            Leon E. Roday
                                            Michael A. Gaudino
                                            Robert O. O'Reilly, Sr.
                                            Preston Abbott
                                            Murry K. Stegelmann
                                            James Ungari
                                            J. Gordon Smith
                                            Michael E. Pralle
                                            Iain MacKay
                                            Jonathan K. Sprole
                                            Barbara J. Gould
                                            Robert L. Lewis
                                            Wendy E. Ormond
                                            Mark F. Mylon

               Each Attorney shall have the power and authority to do the following:

               To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 24 of 27 Pages
----------------------                                       -------------------


        Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.
                                              General Electric Company
        (Corporate Seal)
                                              By:      /s/  Philip D. Ameen
                                                 -------------------------------
                                                 Philip D. Ameen, Vice President
Attest:

       /s/   Robert E. Healing
--------------------------------------
Robert E. Healing, Attesting Secretary

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 25 of 27 Pages
----------------------                                       -------------------

                                  SCHEDULE III

                                POWER OF ATTORNEY


        The undersigned, General Electric Capital Services, Inc. a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

               Name of Attorney:
                                         Michael A. Gaudino
                                         Robert O. O'Reilly, Sr
                                         Murry K. Stegelmann
                                         James Ungari
                                         Preston Abbott
                                         Leon E. Roday
                                         J. Gordon Smith
                                         Michael E. Pralle
                                         Iain MacKay
                                         Jonathan K. Sprole
                                         Barbara J. Gould
                                         Robert L. Lewis
                                         Wendy E. Ormond
                                         Mark F. Mylon

               Each Attorney shall have the power and authority to do the following:

               To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

        And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

        Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

----------------------                                       -------------------
CUSIP NO.: 141684 10 0                  13G                  Page 26 of 27 Pages
----------------------                                       -------------------


        Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

        IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                     General Electric Capital Services, Inc.

        (Corporate Seal)
                                     By:        /s/   Nancy E. Barton
                                        ----------------------------------------
                                        Nancy E. Barton, Senior Vice President
Attest:

    /s/    Brian T. McAnaney
---------------------------------------
Brian T. McAnaney, Assistant Secretary

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CUSIP NO.: 141684 10 0                  13G                  Page 27 of 27 Pages
----------------------                                       -------------------

                                   SCHEDULE IV

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

The names of the Trustees of General Electric Pension Trust are as follows:

Eugene K. Bolton
Michael J. Cosgrove
Ralph R. Layman
Alan M. Lewis
Robert A. MacDougall
John H. Myers
John J. Walker
Donald W. Torey